PHUNWARE, INC.
EXECUTIVE COMPENSATION RECOVERY POLICY

1.Purpose. The Board of Directors (the “Board”) of Phunware, Inc., a Delaware corporation (the “Company”) has adopted this Executive Compensation Recovery Policy (as amended from time to time, the “Policy”) as of March 6, 2024 (the “Adoption Date”). The purpose of this Policy is to describe the circumstances in which Covered Officers will be required to repay, return, or forfeit Erroneously Awarded Compensation to the Company. The Company has adopted this Policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, Exchange Act Rule 10D-1 promulgated thereunder, and the rules and requirements of Nasdaq (including Rule 5608 of the Nasdaq listing rules) (such legal requirements, and rules and requirements of Nasdaq, collectively, the “SEC/Nasdaq Clawback Rules”).

2.Administration. This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations under this Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion and shall be final and binding on all affected individuals. Except as otherwise required by the SEC/Nasdaq Clawback Rules, any determinations of the Committee hereunder need not be uniform with respect to one or more Covered Officers.

3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a)“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the Company’s previously issued financial statements, or (ii) that would result in a material misstatement in Company financial statements if the error were corrected in the current period or left uncorrected in the current period.

(b)“Clawback-Eligible Incentive Compensation” shall mean all Incentive-Based Compensation Received by any Covered Officer on or after the Nasdaq Effective Date, provided that:

(i)such Incentive-Based Compensation is Received after such individual began serving as a Covered Officer;

(ii)such individual served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation;

(iii)such Incentive-Based Compensation is Received while the Company has a class of securities listed on Nasdaq; and

(iv)such Incentive-Based Compensation is Received during the applicable Clawback Period.

(c)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three (3) completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine (9) months within or immediately following those three completed fiscal years.

(d)“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(e)“Covered Officer” shall mean an individual who is, or was during any Clawback Period, an executive officer of the Company within the meaning of Rule10D-1(d) under the Exchange Act.

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(f)“Erroneously Awarded Compensation” shall mean, with respect to any Covered Officer in connection with any Accounting Restatement, the amount of Clawback-Eligible Incentive Compensation Received by such Covered Officer that exceeds the amount of Clawback-Eligible Incentive Compensation that otherwise would have been Received by such Covered Officer had such Clawback-Eligible Incentive Compensation been determined based on the restated amounts as reflected by such Accounting Restatement, taking into account any discretion that the Committee had applied to determine the amount of Clawback-Eligible Incentive Compensation originally Received and computed without regard to any taxes paid.

(g)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)“Financial Reporting Measures” shall mean measures that are determined and presented by the Company in accordance with the accounting principles used and then used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. For purposes of this Policy, stock price and total shareholder return (and any such other measures that are derived wholly or in part from stock price or total shareholder return) shall be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(i)“Incentive-Based Compensation” shall mean any compensation that is paid, granted, earned or vested based wholly or in part upon the attainment by the Company of a Financial Reporting Measure.

(j)“Nasdaq” shall mean the Nasdaq Stock Market, LLC.

(k)“Nasdaq Effective Date” shall mean October 2, 2023 (which is the effective date of the final Nasdaq listing standards).

(l)“Received” shall mean when Incentive-Based Compensation is received, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment, grant, earning or vesting of the Incentive-Based Compensation occurs after the end of that period.

(m)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, the Audit Committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is or was required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body requires the Company to prepare an Accounting Restatement.

(n)“SEC” shall mean the U.S. Securities and Exchange Commission.

4.Recovery of Erroneously Awarded Compensation.

(a)In the event that the Company is required to prepare an Accounting Restatement, (i) the Committee shall determine the amount of any Erroneously Awarded Compensation Received by any applicable Covered Officer (whether or not such individual is serving as an executive officer at such time) (the “Applicable Executives”) that would be required to be recovered from such Applicable Executive(s) to the Company as a result of the implementation of such Accounting Restatement, and (ii) the Company will reasonably promptly require the recovery of such Erroneously Awarded Compensation from any such Applicable Executive, and any such Applicable Executive shall surrender such Erroneously Awarded Compensation to the Company, at such time(s), and via such method(s), as reasonably determined by the Committee in accordance with the terms of this Policy.

(b)For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting

Restatement, (i) such amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

(c)The Committee shall determine, in its sole discretion, the method(s) for recovering any Erroneously Awarded Compensation from any Applicable Executive, which may include one or more of the following:

(i)requiring one or more cash payments to the Company from such Applicable Executive, including, but not limited to, the repayment of cash Incentive-Based Compensation previously paid by the Company to such Applicable Executive;

(ii)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards previously made by the Company to such Applicable Executive and/or, subject to applicable legal requirements, otherwise requiring the delivery to the Company of shares of Common Stock received from such award(s) and held by such Applicable Executive;

(iii)withholding, reducing or eliminating future cash compensation (including cash incentive payments), future equity awards and/or other benefits or amounts otherwise to be paid or awarded by the Company to such Applicable Executive;

(iv)offsetting amounts against compensation or other amounts otherwise payable by the Company to such Applicable Executive;

(v)cancelling, adjusting or offsetting against some or all outstanding vested or unvested equity awards of the Company held by such Applicable Executive; and/or

(vi)taking any other remedial and recovery actions with respect to such Applicable Executive permitted by applicable legal requirements and the rules and regulations of Nasdaq to recover such Erroneously Awarded Compensation, as determined by the Committee.

(d)Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation from any Applicable Executive pursuant to the terms of this Policy if both (1) the Committee determines that such recovery would be impracticable, and (2) any of the following conditions is met:

(i)the direct expenses paid by the Company to a third party to assist in enforcing the Policy and recover such Erroneously Awarded Compensation would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement pursuant to this clause (i), the Company has (x) made a reasonable attempt to recover such Erroneously Awarded Compensation, (y) documented such reasonable attempt(s) to recover such Erroneously Awarded Compensation, and (z) provided such documentation to Nasdaq;

(ii)recovery of such Erroneously Awarded Compensation would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and provided a copy of the opinion to Nasdaq; or

(iii)recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosures required by applicable SEC filings, and the rules and regulations of Nasdaq.

6.No Indemnification, Etc. The Company shall not (x) indemnify any Covered Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, or (y) pay or reimburse any Covered Officers for insurance premiums to recover losses incurred under this Policy.

7.Supersedure. This Policy will supersede any provisions in (x) any agreement, plan or other arrangement applicable to the Company, and (y) any organizational documents of the Company that, in any such case, (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restricts the Company’s right to recover any Erroneously Awarded Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 6 above.

8.Amendment; Termination; Interpretation. The Committee may amend or terminate this Policy at any time, subject to compliance with all applicable legal requirements of the SEC and the rules and requirements of Nasdaq. It is intended that this Policy be interpreted in a manner that is consistent in all material respects with the SEC/Nasdaq Clawback Rules. This Policy is separate from, and in addition to, any other compensation recovery or recoupment policy of the Company or any applicable provisions of plans, agreements, awards or other arrangements of the Company that provide for the recoupment or recovery of compensation from executive officers that is voluntarily adopted by the Company and intended to provide for discretionary recoupment beyond the scope of this Policy and the SEC/Nasdaq Clawback Rules. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rules, or the listing rules of Nasdaq.

9.Other Recoupment Rights; No Additional Payments.

(a)Subject to Section 9(b) of this Policy below, any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to (i) the terms of any recoupment provisions in any employment agreement, incentive or equity compensation plan or award or other agreement, (ii) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002, and (iii) any other rights or remedies available to the Company.

(b)Notwithstanding anything herein to the contrary, to prevent duplicative recovery:

(i)to the extent that an amount of any Erroneously Awarded Compensation is recovered from any Covered Officer under this Policy, the Company will not be entitled to recover any such amount under any other compensation recovery or recoupment policy of the Company or any applicable provisions of plans, agreements, awards or other arrangements of the Company that provide for the recoupment or recovery of compensation from executive officers; and

(ii)to the extent that any Erroneously Awarded Compensation to be recovered under this Policy includes any amounts that have been actually reimbursed to the Company from any Applicable Executive pursuant to Section 304 of the Sarbanes-Oxley Act (any such amounts that have been reimbursed to the Company, the “Applicable SOX Recoupment Amount”), the amount of any Erroneously Awarded Compensation to be recovered from any such Applicable Executive shall be reduced by the Applicable SOX Recoupment Amount.

10.Successors. This Policy shall be binding and enforceable against the Company and all Covered Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

11.Acknowledgement; Benefits Conditioned on Agreeing to this Policy. Each Covered Officer shall be required to sign and return to the Company, within thirty (30) calendar days following the later of (i) the Adoption Date of this Policy or (ii) the date the individual becomes a Covered Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which such Covered Officer will agree to be bound by the terms of this Policy. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Officer shall be deemed to include, as a condition of the grant or receipt of any benefit thereunder, an agreement by the Covered Officer to abide by, and for such Covered Officer and his or her Incentive-Based Compensation to be subject to, the terms of this Policy. For the avoidance of doubt, each Covered Officer will be fully bound by, and must comply with, this Policy, whether or not such Covered Officer has executed and returned such Acknowledgement Form to the Company.

EXHIBIT A

EXECUTIVE COMPENSATION RECOVERY POLICY
ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Phunware, Inc. Executive Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned and the undersigned’s Incentive-Based Compensation are and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. In the event of any inconsistency or conflict between the Policy and any prior, existing, or future employment agreement, compensation plan or program, award agreement, or similar document to which the undersigned is or becomes a party or that otherwise becomes applicable to the undersigned (collectively, “Compensation Arrangements”), the undersigned acknowledges and agrees that the Policy shall be applicable to such Compensation Arrangements and all such Compensation Arrangements are hereby automatically deemed amended to the extent necessary so as to give effect to and not conflict with the terms and provisions of the Policy. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by (i) waiving any rights to indemnification or any claim to insurance under a policy paid for by the Company, in either case to the extent required by the Policy for the recovery of Erroneously Awarded Compensation under the Policy, and (ii) returning any Erroneously Awarded Compensation to the extent required by the Policy.

Signature: ___________________________________________

Name: ______________________________________________

Date: _______________________________________________